SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2010

FTI CONSULTING, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 South Flagler Drive, Suite 1500 West Tower, West Palm Beach, Florida 33401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 515-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition

On February 26, 2010, FTI Consulting, Inc. (“FTI”) issued its press release (the “Press Release”) reporting its financial results for the fourth quarter and year ended December 31, 2009. The full text of the Press Release (including financial tables and guidance for 2010) is set forth in Exhibit 99.1 and is incorporated by reference herein.

ITEM 2.05.	Costs Associated with Exit or Disposal Activities

FTI also announced in the Press Release that FTI is taking steps to realign its workforce and reduce excess real estate capacity. These actions are intended to eliminate certain redundancies resulting from acquisitions completed over the last two years, to better align capacity with expected demand, and to provide for appropriate levels of administrative support, but in a more efficient manner. These actions include the termination of approximately 150 employees and the consolidation of three office locations. The Company estimates that these actions will result in a pre-tax charge of approximately $25 million in the first quarter of fiscal 2010, ending March 31. This charge is expected to require approximately $20 million in cash with the balance relating to non-cash charges primarily resulting from terminating certain employees who are contractually entitled to employee loan forgiveness and vesting of equity compensation. The Press Release filed as Exhibit 99.1 is hereby incorporated herein by reference in response to this Item.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based upon management’s beliefs, as well as assumptions made by and information currently available to management. All statements other than statements of historical fact included in this Form 8-K, in particular statements regarding the estimated costs of the Company’s actions described above, as well as statements identified by words such as “approximately,” “estimates,” “expects,” “intended” and similar expressions, constitute forward looking statements. All forward-looking statements are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

ITEM 7.01.	Regulation FD Disclosure

The Press Release (and financial tables) include information regarding earnings before interest, taxes, depreciation and amortization of intangible assets plus non-operating litigation settlements (“EBITDA”) for FTI. We refer to operating income excluding depreciation, amortization of other intangible assets, unallocated corporate expenses and including non-operating litigation settlement gains and losses, as “Segment EBITDA.” Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA and Segment EBITDA to evaluate and compare the operating performance of our five segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. Reconciliations of EBITDA to net income and Segment EBITDA to segment operating profit are included in the accompanying financial tables to the Press Release. In addition, our Press Release provides 2010 guidance based on earnings per share (excluding special charge), a non-GAAP measure, which is reconciled to a GAAP measure in the accompanying financial tables to the Press Release. Non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

The information included herein, including Exhibit 99.1 furnished herewith, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing, except as expressly set forth by specific reference in such filing.

ITEM 9.01.	Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release dated February 26, 2010 (including Financial Tables), of FTI Consulting, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: March 3, 2010	By:	/S/ ERIC B. MILLER
Eric B. Miller Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 26, 2010 (including Financial Tables), of FTI Consulting, Inc.